As filed with the Securities and Exchange Commission on February 20, 2026

Registration No. 333-293385

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

To

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN COPPER AND GOLD CORPORATION

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1000	98-0496216
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

Suite 907 – 1030 West Georgia Street

Vancouver, British Columbia V6E 2Y3

Canada

(604) 684-9497

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 855 - 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	Michael Psihogios Chief Financial Officer Western Copper and Gold Corporation Suite 907 – 1030 West Georgia Street Vancouver, British Columbia V6E 2Y3 Canada (604) 684-9497	Jennifer Traub Cassels Brock & Blackwell LLP Suite 2200, RBC Place 885 West Georgia Street Vancouver, British Columbia V6C 3E8 Canada (604) 691-6110

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐ at some future date (check appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.

☐ pursuant to Rule 467(b) on (    ) at (    ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

3.

☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [ ]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM PROSPECTUS

New Issue	February 20, 2026

WESTERN COPPER AND GOLD CORPORATION

$80,001,625

19,277,500 Common Shares

This short form prospectus is being filed by Western Copper and Gold Corporation (“Western” or the “Corporation”) to qualify the distribution (the “Offering”) of 19,277,500 common shares of the Corporation (the “Offered Shares”) at a price of $4.15 per Offered Share (the “Offering Price”). The Offering is being made pursuant to an underwriting agreement (the “Underwriting Agreement”) dated February 12, 2026 between the Corporation and Stifel Nicolaus Canada Inc. (as lead underwriter and sole bookrunner) (the “Lead Underwriter”), ATB Capital Markets Corp., National Bank Financial Inc., Agentis Capital Markets (First Nations Financial Markets Limited Partnership), BMO Nesbitt Burns Inc., Canaccord Genuity Corp., CIBC World Markets Inc. and H.C. Wainwright & Co., LLC (collectively with the Lead Underwriter, the “Underwriters”). H.C. Wainwright & Co., LLC is not registered to sell securities in any Canadian jurisdiction and, accordingly, will only sell Offered Shares outside of Canada and will not, directly or indirectly, solicit offers to purchase the Offered Shares in Canada. The terms of the Offering, including the Offering Price, were determined by arm’s length negotiation between the Corporation and the Underwriters in the context of the market. See “Plan of Distribution”.

The Offering is made by a Canadian issuer that is permitted under a multi-jurisdictional disclosure system adopted by the United States and Canada (the “MJDS”) to prepare this short form prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those applicable to issuers in the United States. Annual financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS accounting standards”), and may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition, holding or disposition of the Offered Shares may have tax consequences both in the United States and in Canada. Such consequences for purchasers who are resident in, or citizens of, the United States or who are resident in Canada may not be described fully herein. Purchasers of the Offered Shares should read the tax discussion contained in this short form prospectus and consult their own tax advisors. See “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations.”

The outstanding common shares in the capital of the Corporation (the “Common Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and the NYSE American, LLC (the “NYSE American”) under the symbol “WRN”. On February 19, 2026, the last trading day prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX and the NYSE American was $4.38 and US$3.22, respectively.

The Corporation has applied to list the Offered Shares (including the Offered Shares issuable upon exercise of the Over-Allotment Option (as defined herein)) distributed under this short form prospectus on the TSX and the NYSE American. The TSX has conditionally approved the Corporation’s listing application. Listing will be subject to the Corporation fulfilling all of the listing requirements of the TSX and the NYSE American.

Price: $4.15 per Offered Share

	Price to the Public	Underwriters’ Fee (1)	Net Proceeds to the Corporation (2)
Per Offered Share	$4.15	$0.2075	$3.9425
Offering (3)(4)	$80,001,625	$4,000,081	$76,001,544

(1)

In consideration for the services rendered by the Underwriters in connection with the Offering, the Underwriters will be paid a cash fee equal to 5.0% of the gross proceeds of the Offering (plus any gross proceeds raised on exercise of the Over-Allotment Option) (the “Underwriters’ Fee”), other than in respect of Offered Shares sold to purchasers on the president’s list, being purchasers introduced by the Corporation’s management to the Underwriters (the “President’s List”). See “Plan of Distribution”.

(2)

After deducting the Underwriters’ Fee and assuming no sales to President’s List purchasers, but before deducting the expenses of the Offering, including in connection with the preparation and filing of this short form prospectus, which are estimated to be $700,000 and which will be paid from the proceeds of the Offering.

(3)

The Corporation has granted the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable in whole or in part, in the sole discretion of the Underwriters, at any time up until 30 days following the closing of the Offering, to purchase up to an additional amount of Common Shares equal to approximately 15% of the Offered Shares sold pursuant to the Offering, being 2,891,625 Common Shares (the “Over-Allotment Shares”) at the Offering Price, to cover the Underwriters’ over-allotment position, if any, and for market stabilization purposes. Unless the context otherwise requires, all references to “Offered Shares” in this short form prospectus include references to the Over-Allotment Shares that may be issued pursuant to the exercise of the Over-Allotment Option.

(4)

If the Over-Allotment Option is exercised in full for Over-Allotment Shares (assuming no sales to President’s List purchasers), the total “Price to the Public”, “Underwriters’ Fee” and “Net Proceeds to the Corporation” will be $92,001,869, $4,600,093 and $87,401,775, respectively. This short form prospectus qualifies the grant of the Over-Allotment Option and the distribution of the Over-Allotment Shares issuable upon exercise of the Over-Allotment Option. A purchaser who acquires securities forming part of the Underwriters’ over-allocation position acquires these securities under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution” and the table below.

Underwriters’ Position	Maximum Number of Common Shares Available (1)	Exercise Period or Acquisition Date	Exercise Price or Acquisition Price
Over-Allotment Option	Up to 2,891,625 Over-Allotment Shares	Up to 30 days following closing of the Offering	$4.15 per Over-Allotment Share

(1)	Assumes no sales to President’s List purchasers and the Over-Allotment Option is exercised in full.

Subject to applicable laws, the Underwriters may, in connection with the Offering, effect transactions intended to stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Corporation, and accepted by the Underwriters, in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution”, and subject to the approval of certain legal matters on behalf of the Corporation by Cassels Brock & Blackwell LLP and on behalf of the Underwriters by Miller Thomson LLP.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After a reasonable effort has been made to sell all the Offered Shares at the price specified, the Underwriters may subsequently reduce the selling price of the Offered Shares to investors from time to time in order to sell any of the Offered Shares remaining unsold, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Shares is less that the gross proceeds to be paid by the Underwriters to the Corporation. Any such reduction will not affect the proceeds received by the Corporation. See “Plan of Distribution”.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the closing of the Offering will occur on or about February 26, 2026, or on such other date as may be agreed upon by the Corporation and the Underwriters but in any event no later than 42 days after the Corporation receives a final receipt for this short form prospectus (the “Closing Date”). Except in limited circumstances, the Offered Shares are expected to be issued in electronic form with CDS Clearing and Depository Services Inc. (“CDS”) on the Closing Date. Purchasers will only receive a customer confirmation from the registered dealer from or through which the Offered Shares are purchased and who is a CDS participant. See “Plan of Distribution”.

An investment in the Offered Shares involves risks that should be carefully considered by prospective investors before purchasing such securities. The risks outlined in this short form prospectus and in the documents incorporated by reference herein should be carefully reviewed and considered by prospective investors in connection with an investment in such securities. See “Risk Factors”.

The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the Corporation is existing under and governed by the laws of the province of British Columbia and the federal laws of Canada applicable therein, that most of the Corporation’s officers and directors are residents of Canada, that most of the experts named in this short form prospectus are not residents of the United States, and that a substantial portion of the Corporation’s assets and the assets of the officers and directors of the Corporation are located outside the United States.

Messrs. Mark E. Smith, Michael Vitton and Raymond Threlkeld, each a director of the Corporation, and Daniel Roth, Michael G. Hester, John M. Marek, Laurie M. Tahija, Patrick W. Dugan, each a qualified person named in this short form prospectus, reside outside of Canada. Messrs. Michael Vitton and Raymond Threlkeld have each appointed Western Copper and Gold Corporation, Suite 907, 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3 for service of process. Prospective investors are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process. See “Enforcement of Judgments Against Foreign Persons or Companies.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Corporation’s head office is located at Suite 907, 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3 and its registered office is located at Suite 2200, 885 West Georgia Street, Vancouver, British Columbia, V6C 3E8.

The Offering amount in this short form prospectus is in Canadian dollars. References to “United States dollars” or “US$” are to United States dollars. Canadian dollars are referred to as “Canadian dollars”, “C$” or “$”. See “Currency Presentation and Exchange Rate Information”.

ABOUT THIS PROSPECTUS

Readers should rely only on information contained or incorporated by reference in this short form prospectus and on the other information included in the registration statement on Form F-10 of which this short form prospectus forms a part (the “U.S. Registration Statement”). The Corporation has not, and the Underwriters have not, authorized anyone to provide the reader with different information. If anyone provides the reader with additional, different or inconsistent information, including information or statements in articles about the Corporation or through other forms of media, readers should not rely on it. The Corporation is not, and the Underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. Readers should not assume that the information contained or incorporated by reference in this short form prospectus is accurate as of any date other than the date on the front of this short form prospectus or the respective dates of the documents incorporated by reference herein. The Corporation does not undertake to update the information contained or incorporated by reference herein, except as required by applicable securities laws.

Market data and certain industry forecasts used in this short form prospectus and the documents incorporated by reference in this short form prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of this information is not guaranteed. We have not independently verified such information, and we do not make any representation as to the accuracy of such information.

Information contained in this short form prospectus should not be construed as legal, tax or financial advice and readers are urged to consult their own professional advisors in connection therewith.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This short form prospectus and the documents incorporated by reference in this short form prospectus contain “forward-looking statements” or “forward-looking information” within the meaning of applicable Canadian and United States securities laws (collectively referred to herein as “forward-looking statements”) including the “safe harbour” provisions of provincial securities legislation, the U.S. Private Securities Litigation Reform Act of 1995, Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the U.S. Securities Act of 1933, as amended, concerning the Corporation’s business plans. Such forward-looking statements include, but are not limited to, anticipated results and developments in the Corporation’s operations in future periods, planned exploration and development of its mineral properties, plans related to its business and other matters that may occur in the future.

Statements contained in this short form prospectus and the documents incorporated by reference herein that are not historical facts are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to; the intended use of proceeds; the proposed Closing Date; the future price of metals; the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates; the timing and amount of any estimated future production, costs of production, and capital expenditures; project schedules; the Corporation’s proposed plan for its properties; recommended work programs; costs and timing of the development of new deposits; success of exploration and permitting activities; permitting timelines; currency fluctuations; requirements for additional capital; government regulation of mineral exploration or mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; limitations on insurance coverage; and the timing and possible outcome of potential litigation. In certain cases, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may” or “may not”, “could”, “would” or “would not”, “might” or “will be”, “occur” or “be achieved”. Such statements are included, among other places, in this short form prospectus under the headings “The Corporation” and “Risk Factors” and in the documents incorporated by reference herein.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and other factors include, among others, risks involved in fluctuations in gold, copper and other commodity prices and currency exchange rates; risks relating to the Corporation’s history of losses and negative operating cash flow; risks inherent to mineral exploration and development activities; risks related to the potential loss of the Corporation’s properties; risks related to the Corporation’s dependence on a single project; title risks; price fluctuations of the Common Shares; risks surrounding statutory and regulatory compliance; risks surrounding environmental laws and regulations; operational risks surrounding the remote location of assets; risks surrounding the Corporation’s ability to maintain its infrastructure; uncertainties relating to interpretation of drill results and the geology, continuity and grade of mineral deposits; uncertainty of estimates of capital and operating costs, recovery rates, production estimates, and estimated economic return; changes in project parameters as plans continue to be refined; risks related to the cooperation of government agencies and First Nations in the exploration and development of the Corporation’s property and the issuance of required permits; climate change risks; risks surrounding dilution of Common Shares; dependence on members of management and key personnel; competition risks; inflation risks; risks related to macro-economic factors, including global financial volatility, potential natural disasters, terrorist acts, health crises and future pandemics; risks related to the need to obtain additional financing to develop the Corporation’s property and uncertainty as to the availability and terms of future financing; the possibility of delay in exploration or development programs or in construction projects and uncertainty of meeting anticipated program milestones; uncertainty as to timely availability of permits and other governmental approvals; risks related to the integration of acquisitions; risks related to operations; risks related to the technical report with an effective date of June 13, 2022 and an issue date of August 8, 2022 entitled “Western Copper and Gold Corporation, Casino Project, Form 43-101F1 Technical Report, Feasibility Study, Yukon, Canada” prepared by Daniel Roth, P.E., P.Eng., Michael G. Hester, FAusIMM, John M. Marek, P.E., Laurie M. Tahija, MMSA-QP, Carl Schulze, P.Geo., Daniel Friedman, P.Eng., Patrick W. Dugan, P.E., and Scott Weston, P.Geo. (the “Technical Report”) and the possibility that future exploration and development will not be consistent with the Corporation’s expectations; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations in ore reserves, grade or recovery rates; insurance risks; risks related to conflicts of interest; risks related to internal controls; tax risks, specifically related to the Corporation’s classification as a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; risks related to information technology and cybersecurity; the Corporation’s history of not paying dividends; risks related to shareholder activism; impact of the Russian invasion of Ukraine; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Risk Factors” in this short form prospectus.

Although the Corporation has attempted to identify important factors that could affect it and may cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Forward-looking statements may prove to be inaccurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Corporation does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events unless required by applicable securities law.

The material factors or assumptions used to develop forward-looking statements include prevailing and projected market prices and foreign exchange rates, exploitation and exploration estimates and results will not change in a materially adverse manner; continued availability of capital and financing on acceptable terms; availability of equipment and personnel for required operations, permitting and construction on a continual basis; the Corporation not experiencing unforeseen delays, unexpected geological or other effects, equipment failures, permitting delays, and general economic, market or business conditions will not change in a materially adverse manner and as more specifically disclosed throughout this document. Assumptions relating to the mineral resource and mineral reserve estimates in respect of the Casino Project (as defined herein) are discussed in the Technical Report. Forward-looking statements and other information contained herein concerning mineral exploration and our general expectations concerning mineral exploration are based on estimates prepared by us using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which we believe to be reasonable.

The above list is not exhaustive of the factors that may affect any of the Corporation’s forward-looking statements and new risk factors may emerge from time to time. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Corporation or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this short form prospectus under the heading “Risk Factors”. Readers should also carefully consider the matters discussed in the documents incorporated by reference in this short form prospectus, including the Annual Information Form (as defined herein). In addition, although the Corporation has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking statements, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Corporation’s ability to control or predict.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING MINERAL RESERVE AND

RESOURCE ESTIMATES

This short form prospectus and the documents incorporated by reference herein have been prepared in accordance with the requirements of the securities laws in effect in Canada as of the respective dates thereof, which differ in certain material respects from the disclosure requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Definition Standards for Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The definitions of these terms and other mining terms, such as “inferred mineral resource”, differ from the definitions of such terms, if any, for purposes of the disclosure requirements of the SEC. Accordingly, information contained and incorporated by reference in this short form prospectus that describes the Corporation’s mineral deposits may not be comparable to similar information made public by issuers subject to the SEC’s reporting and disclosure requirements applicable to domestic United States issuers.

Under Canadian rules, estimates of inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them to enable them to be categorized as mineral reserves and, accordingly, may not form the basis of feasibility or pre-feasibility studies, or economic studies except for a preliminary economic assessment as defined under NI 43-101. Investors are cautioned not to assume that part or all of an inferred mineral resource exists or is economically or legally mineable. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

NOTICE REGARDING PRESENTATION OF FINANCIAL INFORMATION

The Corporation’s consolidated financial statements as at December 31, 2024 and December 31, 2023 and for the years then ended incorporated by reference in this short form prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS Accounting Standards”). The Corporation’s condensed interim consolidated financial statements as at September 30, 2025 and for the three and nine month periods ended September 30, 2025 and 2024 incorporated by reference in this short form prospectus have been prepared in accordance with IFRS Accounting Standards as applicable to the preparation of interim financial statements under IAS 34, Interim Financial Reporting. IFRS accounting standards differ in some material respects from United States Generally Accepted Accounting Principles (“U.S. GAAP”) and so these financial statements may not be comparable to the financial statements of U.S. companies that report in accordance with U.S. GAAP. As a result, financial information included or incorporated in this short form prospectus may not be comparable to financial information prepared by companies in the United States.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All dollar amounts set forth in this short form prospectus are expressed in Canadian dollars, except where otherwise indicated. References to Canadian dollars, C$ or $ are to the currency of Canada. References to US dollars or US$ are to the currency of the United States.

The high, low and closing rates for Canadian dollars in terms of the United States dollar for each of the periods indicated, as quoted by the Bank of Canada, were as follows:

	Year Ended December 31
	2024		2023
High for period	C$	1.4416	C$	1.3875
Low for period	C$	1.3316	C$	1.3128
Rate at the end of period	C$	1.4389	C$	1.3544

On February 19, 2026, the Bank of Canada daily average rate of exchange was US$1.00 = C$1.3696 or C$1.00 = US$0.7301.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Western Copper and Gold Corporation at Suite 907, 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3, telephone (604) 684-9497, and are also available electronically at www.sedarplus.ca. The filings of the Corporation through the System for Electronic Data Analysis and Retrieval + (“SEDAR+”) are not incorporated by reference in this short form prospectus except as specifically set out herein.

The following documents, filed by the Corporation with the securities commissions or similar regulatory authorities in Canada, are specifically incorporated by reference into, and form an integral part of, this short form prospectus:

(a)	the annual information form of the Corporation for the financial year ended December 31, 2024, dated March 19, 2025 (the “Annual Information Form”);

(b)	the management information circular of the Corporation dated April 25, 2025 prepared in connection with the annual general meeting of shareholders of the Corporation held on June 12, 2025;

(c)

the audited consolidated annual financial statements of the Corporation as at, and for the financial years ended, December 31, 2024 and 2023, together with the notes thereto and the auditor’s report thereon;

(d)	the Corporation’s management’s discussion and analysis for the financial year ended December 31, 2024;

(e)	the unaudited condensed interim consolidated financial statements of the Corporation for the three and nine months ended September 30, 2025, and the notes thereto;

(f)	the Corporation’s management’s discussion and analysis for the three and nine months ended September 30, 2025;

(g)

the material change report of the Corporation filed on April 16, 2025 relating to the entering into of an amended and restated investor rights agreement with Mitsubishi Materials Corporation (“Mitsubishi”);

(h)	the material change report of the Corporation filed on June 16, 2025 relating to the extension and revision of its investor rights agreement with Rio Tinto Canada Inc. (“Rio Tinto”);

(i)	the material change report of the Corporation filed on February 13, 2026 relating to the announcement and upsize of the Offering;

(j)	the template version (as such term is defined in National Instrument 41-101 – General Prospectus Requirements) of the term sheet for the Offering dated February 11, 2026; and

(k)	the template version (as such term is defined in National Instrument 41-101 – General Prospectus Requirements) of the amended term sheet for the Offering dated February 12, 2026.

Any document of the type referred to in item 11.1 of Form 44-101F1 Short Form Prospectus under National Instrument 44-101 – Short Form Prospectus Distributions of the Canadian Securities Administrators (other than confidential material change reports, if any) filed by the Corporation with any securities commissions or similar regulatory authorities in Canada after the date of this short form prospectus shall be deemed to be incorporated by reference in this short form prospectus. These documents are available on SEDAR+, which can be accessed at www.sedarplus.ca.

In addition, to the extent any such document is included in any report on Form 6-K furnished to the SEC or in any annual report on Form 40-F (or any respective successor form) filed with the SEC subsequent to the date of this short form prospectus, such document shall be deemed to be incorporated by reference as an exhibit to the U.S. Registration Statement (in the case of Form 6-K, to the extent set forth therein). In addition, any other report on Form 6-K and the exhibits thereto filed or furnished by the Corporation with the SEC under the Exchange Act from the date of this short form prospectus may be incorporated by reference as exhibits to the U.S. Registration Statement, if and to the extent expressly so provided in any such report. See the section of this short form prospectus entitled “Where You Can Find Additional Information”.

The documents incorporated or deemed to be incorporated herein by reference contain meaningful and material information relating to the Corporation and readers should review all information contained in this short form prospectus and the documents incorporated or deemed to be incorporated herein by reference.

Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this short form prospectus, to the extent that a statement contained herein, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall thereafter neither constitute, nor be deemed to constitute, a part of this short form prospectus, except as so modified or superseded.

DOCUMENTS FILED AS PART OF THE U.S. REGISTRATION STATEMENT

In addition to the documents specified in this short form prospectus under “Documents Incorporated by Reference”, the following documents have been or will be filed with the SEC as part of the U.S. Registration Statement: (i) the Underwriting Agreement described in this short form prospectus; (ii) the consent of PricewaterhouseCoopers LLP; (iii) the consents of each “qualified person” for the purposes of NI 43-101 listed under “Interest of Experts” in this short form prospectus; and (iv) the powers of attorney from the Corporation’s directors and officers, as applicable.

MARKETING MATERIALS

In connection with the Offering, the Underwriters used the Term Sheet as “marketing materials” (as such term is defined under applicable Canadian securities laws). Any “template version” of any “marketing materials” (as such terms are defined under applicable Canadian securities laws) that are used by the Underwriters in connection with the Offering are not part of this short form prospectus to the extent that the contents of any template version of the marketing materials have been modified or superseded by a statement contained in this short form prospectus. Any template version of any other marketing materials filed under the Corporation’s profile on SEDAR+ at www.sedarplus.ca after the date of this short form prospectus but before the termination of the distribution under the Offering (including any amendments to, or an amended version of, the marketing materials) is deemed to be incorporated by reference in this short form prospectus.

DESCRIPTION OF THE BUSINESS

The Corporation is focused on advancing the Casino mineral property (“Casino” or the “Casino Project”). The Casino Project hosts one of the largest undeveloped copper-gold deposits in Canada. The Casino Project is primarily a copper and gold project located in the Whitehorse Mining District in west central Yukon, in the northwest trending Dawson Range mountains, 300 kilometres northwest of the territorial capital of Whitehorse.

The Casino Project is in the environmental assessment and permitting phase. The Corporation submitted its Environmental and Socio-economic Effects Statement (the “ESE Statement”) for the proposed Casino Project on October 6, 2025 to the Yukon Environmental and Socio-economic Assessment Board (“YESAB”), the Yukon’s independent assessment body established under the Yukon Environmental and Socio-economic Assessment Act (“YESAA”). The Corporation is actively engaged with YESAB, relevant government agencies and First Nations in connection with the process (the “Panel Review”).

The Corporation does not have any producing properties and consequently has no current operating income or cash flow. The Corporation is an exploration stage company and has not generated any revenues to date. Commercially viable mineral deposits may not exist on any of the Corporation’s properties.

The documents incorporated by reference herein, including the Annual Information Form, contain further details regarding the business of the Corporation. See “Documents Incorporated by Reference”.

Recent Developments

Board and Management Technical Appointments

Effective January 12, 2026, Robert Dirk was appointed as Chief Operating Officer of the Corporation and Christian Roldan appointed as Vice President, Technical of the Corporation.

Effective November 14, 2025, Mark E. Smith was appointed to the board of directors of the Corporation (the “Board”).

Effective June 14, 2025, Pamela O’Hara was appointed to the Board.

Strategic Investor Updates

On June 13, 2025, the Corporation entered into an amended and restated investor rights agreement with Rio Tinto, most notably extending their rights and obligations thereunder until the earlier of November 30, 2026 and their equity ownership falling below 5%, including allowing Rio Tinto to continue to hold a seat on the Casino Technical and Sustainability Committee, along with one representative from Mitsubishi Materials and three from the Corporation, to promote ongoing technical collaboration. Rio Tinto’s existing standstill and trading restrictions, along with certain other obligations, remain in effect, while the previous board observer right and potential board seat right were extinguished.

On April 14, 2025, the Corporation entered into an amended and restated investor rights agreement with Mitsubishi Materials, most notably extending their rights and obligations thereunder until May 30, 2026, subject to Mitsubishi Materials acquiring 2 million common shares of the Corporation through open market purchases, returning their equity ownership to approximately 5% as at such time.

Permitting and Environmental Assessment Update

On October 6, 2025, the Corporation submitted the ESE Statement for the Casino Project to YESAB. The submission is an important step in the Panel Review process under YESAA, representing a significant positive step in the permitting process for Casino.

The ESE Statement details the assessment of potential project-related and cumulative environmental and socio-economic effects for Valued Environmental and Socio-economic Components (“VESECs”). With the implementation of a comprehensive suite of environmental management measures, including mitigation measures, management and monitoring plans, and an adaptive management approach, project-related residual effects and any cumulative residual effects were assessed to be not significant across all VESECs.

The next step after submission was a sufficiency review by YESAB’s Executive Committee. The purpose of this review was to determine whether the ESE Statement contained sufficient information to move forward in the Panel Review or whether YESAB required supplemental information. For the Casino Project, the sufficiency review period was extended by an additional 60 days and concluded on February 2, 2026. Following its review, the Executive Committee determined that supplemental information is required and issued a series of information requests for the Corporation to address. Once the requested supplemental information has been submitted and deemed sufficient, YESAB will finalize the Terms of Reference, establish the Panel, and the Panel will commence its technical review of the ESE Statement through a structured information request process.

CONSOLIDATED CAPITALIZATION

Other than as set forth herein under “Prior Sales”, there have not been any material changes in the share and loan capital of the Corporation since September 30, 2025, the date of the Corporation’s most recently filed financial statements. The following table shows the consolidated capitalization of the Corporation (i) as at September 30, 2025; (ii) as at the date of this short form prospectus before giving effect to the Offering; (iii) as at the date of this short form prospectus after giving effect to the Offering, assuming no exercise of the Over-Allotment Option; and (iv) as at the date of this short form prospectus after giving effect to the Offering assuming the full exercise of the Over-Allotment Option. The following table should be read in conjunction with the unaudited condensed interim consolidated financial statements as at and for the three and nine months ended September 30, 2025 and related management’s discussion and analysis, each of which are incorporated by reference into this short form prospectus (only share capital and cash amounts are stated in dollars):

	As at September 30, 2025	As at the date of this short form prospectus	As at the date of this short form prospectus After Giving Effect to the Offering, Assuming No Exercise of the Over-Allotment Option (1)	As at the date of this short form prospectus After Giving Effect to the Offering, Assuming Full Exercise of the Over-Allotment Option (1)
Share capital:	$277,814,004	$282,366,638	$357,668,182	$369,068,413
Common Shares (unlimited)	201,654,292	203,451,549	222,729,049	225,620,674
Stock options	6,969,963	6,500,974	6,500,974	6,500,974
Restricted share units	1,382,689	1,294,029	1,294,029	1,294,029
Deferred share units	485,238	552,100	552,100	552,100
Cash and cash equivalents	$10,400,485	$20,850,415	$96,151,959	$107,552,190
Short-term investments	$44,983,055	$28,387,744	$28,387,744	$28,387,744

(1)	After deducting the Underwriters’ Fee and the estimated expenses of the Offering in the amount of $700,000 and assuming no President’s List purchasers.

USE OF PROCEEDS

Net Proceeds of the Offering

The net proceeds to the Corporation from the Offering, assuming no exercise of the Over-Allotment Option, will be approximately $75,301,544, after deducting the Underwriters’ Fee of $4,000,081 (assuming no President’s List purchasers) and estimated expenses of the Offering of $700,000. The net proceeds to the Corporation from the Offering, if the Over-Allotment Option is exercised in full, will be approximately $86,701,775, after deducting the Underwriters’ Fee of $4,600,093 (assuming no President’s List purchasers) and estimated expenses of the Offering of $700,000. See “Plan of Distribution”.

The net proceeds from the Offering are expected to be used for (i) advancing permitting and environmental assessment activity at the Casino Project, (ii) advancing engineering activity at the Casino Project, (iii) advancing site activity at the Casino Project, and (iv) general corporate and working capital purposes. This assumes no exercise of the Over-Allotment Option; any proceeds realized on exercise of the Over-Allotment Option will be applied to working capital.

Use of Proceeds	Approximate Amount ($)
1. Advance Permitting and Environmental Assessment Activity (1)	$30,000,000
2. Advance Engineering Activity (1)	$20,000,000
3. Advance Site Activity (1)	$20,000,000
4. General Corporate and Working Capital (2)	$5,301,544

Total:	$75,301,544

(1)	See “Use of Proceeds – Business Objectives and Milestones” below.
(2)

Includes costs and expenses incurred by the Corporation and its subsidiaries which are not allocated to the items outlined above, including corporate salaries and benefits, investor relations and marketing activities, regulatory fees and general expenses such as insurance, legal, rent and accounting services. This amount may change depending on the actual costs incurred in connection with the items outlined above and the amount of expenses allocated to the projects.

The Corporation currently intends to spend the funds available as stated in this short form prospectus. However, there may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary. The actual amount that the Corporation spends in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above and will depend on a number of factors, including those referred to under “Risk Factors”.

The Corporation has received no revenue to date from the exploration activities on its properties and has negative cash flow from operating activities. The Corporation incurred the following losses: (i) $2,155,353 for the nine months ended September 30, 2025, (ii) $6,921,830 for the year ended December 31, 2024, and (iii) $3,338,299 for the year ended December 31, 2023. As of September 30, 2025, the Corporation had an accumulated deficit of $124,006,920. In the event the Corporation undertakes development activity on any of its properties, there is no certainty that the Corporation will produce revenue, operate profitably or provide a return on investment in the future.

The Corporation is dependent upon equity and debt financing to maintain its current operations. The Corporation anticipates that negative operating cash flows will continue as long as it remains in an exploration and development stage. In addition to uses of net proceeds as described herein, to the extent that the Corporation has negative operating cash flow in future periods, the Corporation may need to use some of the net proceeds from the Offering to fund such negative operating cash flow.

Until applied, the net proceeds will be held as cash balances in the Corporation’s bank account or invested in certificates of deposit and other instruments issued by banks or obligations of, or guaranteed by, the Government of Canada or any province thereof. Unallocated funds from the Offering will be added to the working capital of the Corporation and will be expended at the discretion of management.

Business Objectives and Milestones

The Corporation’s primary business objectives that the Corporation intends to meet with the use of net proceeds from the Offering are (a) with respect to advancing permitting and environmental assessment activity, the Corporation intends to focus on progressing the Panel Review process of its recently submitted ESE Statement for the Casino Project, which the Corporation expects to spend approximately $30 million; (b) with respect to advancing engineering activity, the Corporation intends to advance metallurgical, constructability and other engineering studies while also supporting the Panel Process which the Corporation expects to spend approximately $20 million; (c) with respect to advancing site activity, the Corporation intends to advance geotechnical drilling, field work and other site-based activities while also supporting the Panel Process which the Corporation expects to spend approximately $20 million; and (d) with respect to general corporate and working capital purposes, the Corporation expects to spend approximately $5.3 million. This assumes no exercise of the Over-Allotment Option; any proceeds realized on exercise of the Over-Allotment Option will be applied to working capital.

Although the timing of completing the activities above is uncertain and there are a number of factors that remain out of the control of the Corporation, including timing of receipt of permits, among others, the Corporation’s present intention is to utilize the proceeds from the Offering within 24 to 36 months from the closing of the Offering.

The Corporation will require additional financing over and above the Offering in order to meet its longer-term business objectives and there can be no assurances that such financing sources will be available as and when needed. This may include debt or equity financing in addition to funds raised from potential joint venture partners. Historically, capital requirements have been primarily funded through the sale of equity securities. Factors that could affect the availability of financing include the state of international debt and equity markets, and investor perceptions and expectations of the global copper and gold markets. There can be no assurance that such financing will be available in the amount required at any time or for any period or, if available, that it can be obtained on terms satisfactory to the Corporation. Based on the amount of funding raised, the Corporation’s planned exploration or other work programs may be postponed, or otherwise revised, as necessary. See “Risk Factors – Liquidity and Capital Resources”.

PLAN OF DISTRIBUTION

Pursuant to the Underwriting Agreement, the Corporation has agreed to sell and the Underwriters have severally, and not jointly nor jointly and severally, agreed to purchase on the Closing Date the Offered Shares at the Offering Price, for aggregate gross proceeds of $80,001,625, payable in cash to the Corporation against delivery of the Offered Shares. The terms of the Offering, including the Offering Price, were determined by arm’s length negotiation between the Corporation and the Underwriters in the context of the market. The obligations of the Underwriters may be terminated at their discretion upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement, but are not obligated to take up and pay for any Over-Allotment Shares.

In consideration for the services rendered by the Underwriters in connection with the Offering, the Underwriters will be paid a cash fee equal to 5.0% (or $0.2075 per Offered Share) of the gross proceeds of the Offering (plus any gross proceeds raised on exercise of the Over-Allotment Option), other than in respect of President’s List purchasers.

The Corporation has granted the Underwriters the Over-Allotment Option, exercisable in whole or in part, in the sole discretion of the Underwriters, at any time up until 30 days following the Closing Date, to purchase up to 2,891,625 Over-Allotment Shares (equal to approximately 15% of the number of Offered Shares sold pursuant to the Offering) at the Offering Price, to cover over-allotments, if any, and for market stabilization purposes. The grant of the Over-Allotment Option and the Over-Allotment Shares issued upon exercise of the Over-Allotment Option are qualified for distribution under this short form prospectus. A person who acquires Over-Allotment Shares forming part of the Underwriters’ over-allocation position acquires such Over-Allotment Shares under this short form prospectus regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full (assuming no sales to President’s List purchasers), the total price to the public, the Underwriters’ Fee and the net proceeds to the Corporation (before payment of the expenses of the Offering) will be $92,001,869, $4,600,093 and $87,401,775, respectively.

The Offered Shares will be offered concurrently in the United States and in all the provinces of Canada, except Québec, pursuant to the multijurisdictional disclosure system adopted by the SEC and the securities regulatory authorities in Canada. The Offered Shares will be offered in the United States and Canada, except Québec, through the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates who are registered to offer the Offered Shares for sale in the United States and such provinces of Canada, as applicable, and such other registered dealers as may be designated by the Underwriters. No Offered Shares will be offered or sold in any jurisdiction except by or through brokers or dealers duly registered under the applicable securities laws of that jurisdiction, or in circumstances where an exemption from such registered dealer requirements is available.

H.C. Wainwright & Co., LLC is not registered to sell securities in any Canadian jurisdiction and, accordingly, will only sell Offered Shares outside of Canada and will not, directly or indirectly, solicit offers to purchase the Offered Shares in Canada.

The Underwriters propose to offer the Offered Shares to the public initially at the price specified on the cover page of this short form prospectus. If all of the Offered Shares are not sold at the price specified in this short form prospectus, the Underwriters may decrease the offering price and change the other selling terms. The compensation realized by the Underwriters will decrease by the amount that the aggregate offering price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to the Corporation. The decrease in the offering price will not decrease the amount of net proceeds of the Offering to the Corporation.

The Underwriting Agreement provides that the Corporation will indemnify the Underwriters, their affiliates and subsidiaries and their directors, officers, employees, shareholders, partners and agents against certain liabilities and expenses or will contribute to payments that the Underwriters may be required to make in respect thereof except where such person is a purchaser of Offered Shares.

The Corporation has agreed in favour of the Underwriters that, during the period ending 90 days after the Closing Date, it will not, without the prior written consent of the Lead Underwriter, such consent not to be unreasonably withheld or delayed, directly or indirectly issue, offer, pledge, sell, contract to sell, contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of directly or indirectly, any Common Shares or securities or other financial instruments convertible into or having the right to acquire Common Shares or enter into any agreement or arrangement under which the Corporation would acquire or transfer to another, in whole or in part, any of the economic consequences of ownership of Common Shares, whether that agreement or arrangement may be settled by the delivery of Common Shares or other securities or cash, or agree to become bound to do so, or disclose to the public any intention to do so; provided that, notwithstanding the foregoing, the Corporation may issue Common Shares or securities convertible into Common Shares in conjunction with (i) the grant or exercise of stock options and other similar issuances pursuant to the equity incentive plans of the Corporation and other share compensation arrangements, including for greater certainty the sale of any shares issued thereunder; (ii) obligations of the Corporation in respect of existing agreements; (iii) the issuance of securities by the Corporation in connection with acquisitions in the normal course of business; or (iv) the issuance of securities by the Corporation in connection with any exercise of existing participation rights. The Corporation has also agreed to cause its directors and officers to enter into lock-up agreements in favour of the Underwriters evidencing their agreement not to issue, offer, sell (including, without limitation, any short sale), contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or transfer, directly or indirectly, or establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Common Shares or securities exchangeable or convertible into Common Shares for a period of 90 days from the Closing Date, other than (A) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the spouse, any lineal descendent, father, mother, brother or sister of the undersigned, provided that such trust agrees in writing with the Lead Underwriter to be bound by the terms of the lock-up agreement, (B) tenders pursuant to a bona fide third party take-over bid made to all holders of Common Shares of the Corporation or similar acquisition transaction provided that in the event that the take-over bid or acquisition transaction is not completed, any locked-up securities shall remain subject to the restrictions contained in the lock-up agreement, (C) any dispositions pursuant to any pre-existing 10b5-1 plans, (D) exercise of stock options and related dispositions of shares under any stock options issued or outstanding under the Corporation’s equity incentive compensation plans, (E) any dispositions required for tax withholdings in connection with the exercise or vesting of any stock options or restricted stock units issued or outstanding under the Corporation’s equity incentive compensation plans, (F) by testate succession or intestate succession, (G) by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement, or (H) if acquired by the undersigned in open market transactions after the Offering.

This short form prospectus in electronic format may be made available on the website maintained by the Underwriters or their U.S. affiliates participating in the Offering. The Underwriters and their U.S. affiliates may agree to allocate a number of Offered Shares for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to the Underwriters and their U.S. affiliates that may make Internet distributions on the same basis as other allocations. Other than this short form prospectus in electronic format, the information on these websites is not part of this short form prospectus or the U.S. Registration Statement, has not been approved or endorsed by the Corporation or the Underwriters in their capacity as underwriters, and should not be relied upon by investors.

The Underwriters and their affiliates have performed investment banking, commercial banking and advisory services for the Corporation from time to time for which they have received customary fees and expenses. The Underwriters and their affiliates may, from time to time, engage in transactions with and perform services for the Corporation in the ordinary course of their business.

Pursuant to rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period ending on the date the selling process for the Offered Shares ends, bid for or purchase Common Shares. The foregoing restrictions are subject to certain exceptions including: (i) a bid for or purchase of Common Shares if the bid or purchase is made through the facilities of the TSX in accordance with the Universal Market Integrity Rules of the Canadian Investment Regulatory Organization; (ii) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the Underwriters or if the client’s order was solicited, the solicitation occurred before the commencement of a prescribed restricted period; and (iii) a bid or purchase to cover a short position entered into prior to the commencement of a prescribed restricted period. Consistent with these requirements, and in connection with the Offering, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Common Shares at levels other than those which otherwise might prevail on the open market. As a result of these activities, the price of the Offered Shares offered hereby may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. The Underwriters may carry out these transactions on the TSX, in the over-the-counter market or otherwise.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the Offered Shares distributed under this short form prospectus will be deposited with CDS on the Closing Date.

Completion of the Offering is subject to a number of conditions, including the approval of the TSX and the NYSE American. The Corporation has applied to list the Offered Shares (including the Over-Allotment Shares issuable upon exercise of the Over-Allotment Option) distributed under this short form prospectus on the TSX and the NYSE American. The TSX has conditionally approved the Corporation’s listing application. Listing will be subject to the Corporation fulfilling all of the listing requirements of the TSX and the NYSE American.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Common Shares

The authorized capital of the Corporation consists of an unlimited number of Common Shares without par value and an unlimited number of preferred shares without par value. As of February 19, 2026, the Corporation had 203,451,549 Common Shares issued and outstanding.

Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the board of directors of the Corporation at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to a person who acquires Offered Shares pursuant to this short form prospectus as beneficial owner and who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder (the “Regulations”) in force as of the date hereof, and at all relevant times: (i) deals at arm’s length with the Corporation and the Underwriters; (ii) is not affiliated with the Corporation or the Underwriters; and (iii) acquires and holds the Offered Shares as capital property (a “Holder”).

Offered Shares will generally be considered to be capital property to a Holder unless the Holder holds or uses the Offered Shares or is deemed to hold or use the Offered Shares in the course of carrying on a business of trading or dealing in securities or has acquired them or is deemed to have acquired them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a Holder: (i) that is a “financial institution” for purposes of the mark to market property rules; (ii) that is a “specified financial institution”; (iii) that has made a “functional currency” reporting election; (iv) an interest in which is a “tax shelter investment”; (v) that has entered into or will enter into a “derivative forward agreement” or “synthetic disposition arrangement” in respect of Offered Shares; (vi) that receives dividends on Offered Shares under or as part of a “dividend rental arrangement”, or (vii) that is exempt from tax under Part I of the Tax Act, all as defined in the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and is, or becomes, or does not deal at arm’s length for purposes of the Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident person, or group of non-resident persons not dealing with each other at arm’s length, for purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors.

This summary is based upon: (i) the current provisions of the Tax Act and the Regulations (as defined herein) in force as of the date hereof; (ii) all specific proposals (“Proposed Amendments”) to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; and (iii) counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). No assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as presently proposed, the tax consequences may not be as described below in all cases. Other than the Proposed Amendments, this summary does not take into account or anticipate any changes in law, the CRA’s administrative policies or assessing practices, whether by legislative, regulatory, administrative, governmental, or judicial decision or action, nor does it take into account any provincial, territorial, or foreign income tax legislation or considerations, which considerations may differ significantly from the Canadian federal income tax considerations discussed in this summary.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors with respect to their particular circumstances.

Holders Resident in Canada

This section of the summary is generally applicable to a Holder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Tax Act (a “Resident Holder”). A Resident Holder whose Offered Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Tax Act to deem the Offered Shares, and every other “Canadian security” (as defined in the Tax Act), held by such Resident Holder in the taxation year of the election and in all subsequent taxation years to be capital property. Resident Holders should consult with their own tax advisors regarding this election.

Dividends

A Resident Holder will be required to include in computing income for a taxation year any taxable dividends received or deemed to be received on the Offered Shares.

In the case of a Resident Holder who is an individual (including certain trusts), such dividends (including deemed dividends) received on the Offered Shares will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to “taxable dividends” received from a “taxable Canadian corporation” (each as defined in the Tax Act). An enhanced gross-up and dividend tax credit will be available to individuals in respect of “eligible dividends” designated by the Corporation in accordance with the provisions of the Tax Act. There may be limitations on the ability of the Corporation to designate dividends as eligible dividends.

In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend (including a deemed dividend) that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received (or deemed to be received) by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations should consult their own tax advisors in this regard.

A Resident Holder that is a “private corporation” or a “subject corporation” (as defined in the Tax Act) may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received on the Offered Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year.

Dispositions of Offered Shares

A Resident Holder who disposes of or is deemed to have disposed of an Offered Share (other than a disposition to the Corporation that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market) will generally realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition of the Offered Share net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base to the Resident Holder of the Offered Share immediately before the disposition or deemed disposition. The adjusted cost base to a Resident Holder of an Offered Share will be determined by averaging the cost of that Offered Share with the adjusted cost base (determined immediately before the acquisition of the Offered Share) of all other Common Shares held as capital property at that time by the Resident Holder. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Holders Resident in Canada—Capital Gains and Capital Losses”.

Capital Gains and Capital Losses

A Resident Holder will generally be required to include in computing its income for the taxation year of disposition, one-half of the amount of any capital gain (a “taxable capital gain”) realized in such year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the taxation year of disposition. Allowable capital losses in excess of taxable capital gains for the taxation year of disposition may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of Offered Shares by a Resident Holder that is a corporation may, in certain circumstances, be reduced by the amount of dividends received or deemed to have been received by it on such Offered Shares to the extent and under the circumstances specified in the Tax Act. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Offered Shares, directly or indirectly, through a partnership or trust. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Other Income Taxes

A Resident Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) or that is, at any time in the relevant taxation year, a “substantive CCPC” (as defined in the Tax Act) may be liable to pay an additional refundable tax on its “aggregate investment income” (as defined in the Tax Act) for the year, including on any dividends or deemed dividends that are not deductible in computing the Resident Holder’s taxable income and taxable capital gains.

Generally, a Resident Holder that is an individual (other than certain trusts) that receives or is deemed to have received taxable dividends on the Offered Shares or realizes a capital gain on the disposition or deemed disposition of Offered Shares may be liable for alternative minimum tax under the Tax Act. Resident Holders that are individuals should consult their own tax advisors in this regard.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act: (i) is not, and is not deemed to be, resident in Canada; and (ii) does not use or hold and is not and will not be deemed to use or hold the Offered Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). This summary does not apply to a Non-Resident Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere or that is an “authorized foreign bank” (as defined in the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed under the Tax Act to be paid or credited by the Corporation to a Non-Resident Holder on the Offered Shares will generally be subject to Canadian withholding tax at the rate of 25% on the gross amount of the dividend, unless such rate is reduced by the terms of an applicable income tax treaty or convention. Under the Canada-United States Tax Convention (1980), as amended (the “U.S. Treaty”), the rate of withholding tax on dividends paid or credited to a Non-Resident Holder who is resident in the U.S. for purposes of the U.S. Treaty, is the beneficial owner of the dividends, and is fully entitled to benefits under the U.S. Treaty (a “U.S. Treaty Holder”) is generally limited to 15% of the gross amount of the dividend. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Treaty Holder that is a company that owns at least 10% of the voting stock of the Corporation. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of which Canada is a signatory, affects many of Canada’s bilateral tax treaties (but not the U.S. Treaty), including the ability to claim benefits thereunder. Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Dispositions of Offered Shares

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of an Offered Share, nor will capital losses arising therefrom be recognized under the Tax Act, unless the Offered Share is, or is deemed to be, “taxable Canadian property” of the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.

Provided that the Offered Shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the TSX and the NYSE American), at the time of disposition, the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder at that time, unless at any time during the 60-month period immediately preceding the disposition, (i) 25% or more of the issued shares of any class or series of the capital stock of the Corporation were owned by, or belonged to, any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) at such time, more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists. Notwithstanding the foregoing, an Offered Share may also be deemed to be taxable Canadian property to a Non-Resident Holder for purposes of the Tax Act in certain other circumstances. Non-Resident Holders should consult their own tax advisors as to whether their Offered Shares constitute “taxable Canadian property” in their own particular circumstances.

A Non-Resident Holder’s capital gain (or capital loss) in respect of Offered Shares that constitute or are deemed to constitute taxable Canadian property (and are not “treaty-protected property” as defined in the Tax Act) will generally be computed in the manner described above under the headings “Holders Resident in Canada — Dispositions of Offered Shares” and “Capital Gains and Capital Losses”. Such Non-Resident Holders should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined herein) arising from and relating to the acquisition, ownership, and disposition of Offered Shares acquired pursuant to the Offering.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Offered Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal income, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of Offered Shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary are based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the U.S. Treaty, and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Offered Shares acquired pursuant to the Offering that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquire Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are subject to special tax accounting rules; (i) are partnerships or other “pass-through” entities (and partners or other owners thereof); (j) are S corporations (and shareholders thereof); (k) are U.S. expatriates or former long-term residents of the United States subject to Section 877 or 877A of the Code; (l) hold Offered Shares in connection with a trade or business, permanent establishment, or fixed base outside the United States or (m) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the outstanding shares of the Corporation. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal income, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such partner (or owner). Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

Passive Foreign Investment Company Rules

If the Corporation is considered a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) at any time during a U.S. Holder’s holding period, the following sections will generally describe certain potentially adverse U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares.

The Corporation believes that it was classified as a PFIC for its prior tax year, and based on current business plans and financial expectations, the Corporation expects to be a PFIC for its current tax year and for the foreseeable future. No opinion of legal counsel or ruling from the IRS concerning the status of the Corporation as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, the Corporation’s PFIC status for the current year and future years cannot be predicted with certainty as of the date of this short form prospectus. Accordingly, there can be no assurance that the IRS will not challenge any PFIC determination made by the Corporation. Each U.S. Holder should consult its own tax advisor regarding the Corporation’s status as a PFIC and the PFIC status of each non-U.S. subsidiary of the Corporation.

In any year in which the Corporation is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Corporation generally will be a PFIC for any tax year in which (a) 75% or more of the gross income of the Corporation for such tax year is passive income (the “PFIC income test”) or (b) 50% or more of the value of the assets of the Corporation either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Corporation will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Corporation from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Corporation is a PFIC, U.S. Holders will be deemed to own their proportionate share of any of the Corporation’s subsidiaries which is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax under the “Default PFIC Rules Under Section 1291 of the Code” discussed below on their proportionate share of any (i) distribution on the shares of a Subsidiary PFIC and (ii) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of Offered Shares are made. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Offered Shares.

Default PFIC Rules Under Section 1291 of the Code

If the Corporation is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the purchase of Offered Shares and the acquisition, ownership, and disposition of Offered Shares will depend on whether such U.S. Holder makes a “qualified electing fund” or “QEF” election under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Offered Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election (a “Non-Electing U.S. Holder”) will be taxable as described below.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Offered Shares and (b) any excess distribution received on the Offered Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Offered Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale, exchange or other taxable disposition of Offered Shares of a PFIC (including an indirect disposition of shares of a Subsidiary PFIC), and any “excess distribution” received on such Offered Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Offered Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferential tax rates, as discussed below). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Corporation is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Offered Shares, it will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether it ceases to be a PFIC in one or more subsequent tax years. If the Corporation ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Offered Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code as discussed above) as if such Offered Shares were sold on the last day of the last tax year for which the Corporation was a PFIC.

QEF Election

A U.S. Holder that makes a QEF Election for the first tax year in which its holding period of its Offered Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Offered Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the Corporation’s net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the Corporation’s ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Corporation is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Corporation. However, for any tax year in which the Corporation is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely QEF Election generally (a) may receive a tax-free distribution from the Corporation to the extent that such distribution represents “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Offered Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” for purposes of avoiding the default PFIC rules discussed above if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Offered Shares in which the Corporation was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Corporation ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Corporation is not a PFIC. Accordingly, if the Corporation becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Corporation qualifies as a PFIC.

For each tax year that the Corporation qualifies as a PFIC as determined by the Corporation based on its reasonable analysis, upon the written request of a U.S. Holder, the Corporation will make publicly available a “PFIC Annual Information Statement” as described in U.S. Treasury Regulation Section 1.1295 1(g) (or any successor Treasury Regulation) and all information and documentation that a U.S. Holder is required to obtain for U.S. federal income tax purposes in making a QEF Election with respect to the Corporation. The Corporation may make such information available on its website. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if the Corporation does not provide the required information with regard to the Corporation or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to Offered Shares only if the Offered Shares are marketable stock. The Offered Shares generally will be “marketable stock” if the Offered Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the Exchange Act or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be considered “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the Offered Shares are “regularly traded” as described in the preceding sentence, the Offered Shares are expected to be marketable stock. U.S. Holders should consult their own tax advisors regarding the marketable stock rules.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Offered Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Offered Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Offered Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Offered Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Corporation is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Offered Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in the Offered Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Offered Shares, over (ii) the fair market value of such Offered Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Offered Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A timely Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Offered Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Offered Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Offered Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Offered Shares are transferred.

If finalized in their current form, the proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders should consult their own tax advisors about the potential applicability of the proposed Treasury Regulations.

In addition, a U.S. Holder who acquires Offered Shares from a decedent will not receive a “step up” in tax basis of such Offered Shares to fair market value unless such decedent had a timely and effective QEF Election in place.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Corporation is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses Offered Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Offered Shares.

General Rules Applicable to the Ownership and Disposition of Offered Shares

The following discussion describes the general rules applicable to the ownership and disposition of the Offered Shares, but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules”.

Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Offered Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any foreign income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Corporation, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Corporation is a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Corporation, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Offered Shares and thereafter as gain from the sale or exchange of the Offered Shares (see “Sale or Other Taxable Disposition of Offered Shares” below). However, the Corporation may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may have to assume that any distribution by the Corporation with respect to the Offered Shares will constitute dividend income. Dividends received on Offered Shares by corporate U.S. Holders generally will not be eligible for the “dividends received deduction”. Subject to applicable limitations and provided the Corporation is eligible for the benefits of the U.S. Treaty or the Offered Shares are readily tradable on a United States securities market, dividends paid by the Corporation to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Corporation not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Offered Shares

A U.S. Holder generally will recognize gain or loss on the sale or other taxable disposition of Offered Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Offered Shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such Offered Shares are held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Offered Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Dividends paid on the Offered Shares will be treated as foreign-source income, and generally will be treated as “passive category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of Offered Shares generally will be United States source gain or loss. Certain U.S. Holders that are eligible for the benefits of the U.S. Treaty may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to foreign taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Offered Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U. S. Holders may be subject to these reporting requirements unless their Offered Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Offered Shares will generally be subject to information reporting and backup withholding tax if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules generally will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OFFERED SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

PRIOR SALES

Common Shares

The following table summarizes details of the Common Shares issued by the Corporation during the 12-month period prior to the date of this short form prospectus.

Month of Issuance	Security	Price per Security	Number of Securities
February 2025	Common Shares (1)	$0.85	1,500,000
May 2025	Common Shares (2)	$1.11	200,000
June 2025	Common Shares (2)	$1.41	200,000
June 2025	Common Shares (2)	$1.66	125,000
July 2025	Common Shares (2)	$1.66	858,334
October 2025	Common Shares (2)	$2.10	239,000
October 2025	Common Shares (2)	$2.22	66,000
November 2025	Common Shares (2)	$1.99	13,999
November 2025	Common Shares (2)	$2.10	12,000
November 2025	Common Shares (2)	$2.12	12,000
November 2025	Common Shares (2)	$2.22	13,000
December 2025	Common Shares (2)	$2.12	9,000
December 2025	Common Shares (2)	$2.10	11,000
December 2025	Common Shares (2)	$2.22	9,000
January 2026	Common Shares (2)	$1.61	15,600
January 2026	Common Shares (2)	$1.85	100,000
January 2026	Common Shares (2)	$1.99	31,999
January 2026	Common Shares (2)	$2.10	136,000
January 2026	Common Shares (2)	$2.12	66,000
January 2026	Common Shares (2)	$2.22	35,000
February 2026	Common Shares (2)	$2.10	378,000
February 2026	Common Shares (2)	$2.12	64,000
February 2025	Common Shares (3)	n/a	70,566
April 2025	Common Shares (3)	n/a	5,900
May 2025	Common Shares (3)	n/a	23,166
July 2025	Common Shares (3)	n/a	9,399
July 2025	Common Shares (3)	n/a	54,201
August 2025	Common Shares (3)	n/a	6,334
October 2025	Common Shares (3)	n/a	16,100
October 2025	Common Shares (3)	n/a	81,034
November 2025	Common Shares (3)	n/a	201,167
January 2026	Common Shares (3)	n/a	8,734
January 2026	Common Shares (3)	n/a	311,624
July 2025	Common Shares (4)	n/a	171,700

Total			5,054,857

(1)	Issued upon exercise of previously issued common share purchase warrants of the Corporation.
(2)	Issued upon exercise of previously issued stock options of the Corporation.
(3)	Issued upon vesting of previously issued restricted share units of the Corporation.
(4)	Issued upon settlement of previously issued deferred share units of the Corporation.

Stock Options

The following table summarizes details of the stock options granted by the Corporation during the 12-month period prior to the date of this short form prospectus.

Month of Issuance	Security	Price per Security	Number of Securities
January 2026	Stock Options (1)	n/a	709,609

Total			709,609

(1)	Exercisable at a price of $4.18 until January 9, 2031.

Restricted Share Units and Deferred Share Units

The following table summarizes details of the restricted share units and the deferred share units granted by the Corporation during the 12-month period prior to the date of this short form prospectus.

Month of Issuance	Security	Price per Security	Number of Securities
January 2026	Restricted Share Unit	n/a	529,999
April 2025	Deferred Share Unit	n/a	146,650
July 2025	Deferred Share Unit	n/a	24,432
October 2025	Deferred Share Unit	n/a	8,582
January 2026	Deferred Share Unit	n/a	58,280

Total			767,943

TRADING PRICE AND VOLUME

The Common Shares are listed and posted for trading on the TSX and the NYSE American, both under the symbol “WRN”. The following table sets forth, for the 12-month period prior to the date of this short form prospectus, details of the trading prices and volume (rounded up or down to the nearest one hundredth) on a monthly basis of the Common Shares on the TSX and the NYSE American, respectively.

	TSX			NYSE American
Month	High (C$)	Low (C$)	Volume	High (US$)	Low (US$)	Volume
February 2025	1.62	1.42	1,606,976	1.15	1.00	7,299,500
March 2025	1.73	1.395	2,427,345	1.21	0.98	5,458,914
April 2025	1.82	1.28	2,026,248	1.35	0.90	9,039,129
May 2025	1.74	1.44	2,516,505	1.27	1.02	10,995,404
June 2025	1.93	1.54	3,851,173	1.42	1.11	7,309,501
July 2025	1.87	1.63	2,777,136	1.38	1.20	8,116,268
August 2025	1.99	1.64	2,733,777	1.44	1.19	8,652,488
September 2025	2.84	1.925	5,343,207	2.05	1.40	14,226,615
October 2025	3.585	2.62	9,831,588	2.56	1.87	32,569,023
November 2025	3.455	2.62	4,284,350	2.48	1.86	21,499,314
December 2025	4.03	3.25	4,574,258	3.02	2.32	21,670,866
January 2026	5.74	3.59	10,687,988	4.26	2.62	46,018,289
February 2026 (1)	5.15	4.00	8,056,595	3.81	2.92	28,356,595

(1)	From February 1, 2026 to February 19, 2026.

At the close of business on February 19, 2026, the last trading day prior to the date of this short form prospectus, the price of the Common Shares as quoted by the TSX and the NYSE American was $4.38 and US$3.22, respectively.

RISK FACTORS

An investment in securities of the Corporation is highly speculative and involves significant risks. Any prospective investor should carefully consider the risk factors and all of the other information contained below and elsewhere in this short form prospectus (including, without limitation, the documents incorporated by reference, and specifically under the section entitled “Risk Factors” in the Annual Information Form) before purchasing any of the securities distributed under this short form prospectus. The risks described herein and in the documents incorporated by reference in this short form prospectus are not the only risks facing the Corporation. Additional risks and uncertainties not currently known to the Corporation, or that the Corporation currently deems immaterial, may also materially and adversely affect its business.

Discretion in the Use of Proceeds

The Corporation expects that the majority of the proceeds from the Offering will be used for the advancement of permitting and engineering activities at the Casino Project along with working capital and general corporate purposes. See “Use of Proceeds”. Management will have discretion concerning the use of proceeds of the Offering as well as the timing of their expenditures. As a result, investors will be relying on the judgment of management as to the application of the proceeds of the Offering. Management may use the net proceeds of the Offering in ways that an investor may not consider desirable. The results and effectiveness of the application of the proceeds are uncertain. If the proceeds are not applied effectively, the Corporation’s financial performance may suffer.

Risk of Loss of Entire Investment

An investment in the Offered Shares is speculative and may result in the loss of an investor’s entire investment. An investment in the Offered Shares involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Only potential investors who are experienced in high-risk investments and who can afford to lose their entire investment should consider an investment in the Corporation.

Future Sales or Issuances of Securities

The Corporation may sell additional Common Shares or other securities in subsequent offerings. The Corporation may also issue additional securities to finance future activities. The Corporation may also issue additional securities in connection with certain subscription rights to maintain the ownership interests held by each of Rio Tinto and Mitsubishi Materials pursuant to their respective investor rights agreements with the Corporation, as further described in the Annual Information Form incorporated by reference herein. The Corporation cannot predict the size of future issuances of securities or the effect, if any, that future issuances and sales of securities will have on the market price of the Common Shares. Sales or issuances of substantial numbers of Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Shares. With any additional sale or issuance of Common Shares, investors will suffer dilution to their voting power and the Corporation may experience dilution in its earnings per share.

Liquidity and Capital Resources

Historically, capital requirements have been primarily funded through the sale of Common Shares. Factors that could affect the availability of financing include the progress and results of ongoing exploration at the Corporation’s mineral properties, the state of international debt and equity markets, and investor perceptions and expectations of the global copper and gold markets. There can be no assurance that such financing will be available in the amount required at any time or for any period or, if available, that it can be obtained on terms satisfactory to the Corporation. Based on the amount of funding raised, the Corporation’s planned exploration or other work programs may be postponed, or otherwise revised, as necessary.

History of Net Losses; Uncertainty of Additional Financing; Negative Operating Cash Flow

The Corporation has received no revenue to date from the exploration activities on its properties and has negative cash flow from operating activities. The Corporation incurred the following losses: (i) $2,155,353 for the nine months ended September 30, 2025, (ii) $6,921,830 for the year ended December 31, 2024, and (iii) $3,338,299 for the year ended December 31, 2023. As of September 30, 2025, the Corporation had an accumulated deficit of $124,006,920. In the event the Corporation undertakes development activity on any of its properties, there is no certainty that the Corporation will produce revenue, operate profitably or provide a return on investment in the future.

The business of mining and exploration and development involves a high degree of risk and there can be no assurance that current exploration and development programs will result in profitable mining operations. The Corporation has no source of revenue and has significant cash requirements to meet its exploration and development needs and to fund administrative overhead and to maintain its mineral interests. The Corporation will need to raise sufficient funds to meet these needs as well as fund ongoing exploration, advance detailed engineering, and provide for capital costs of building its mining facilities.

Mineral Exploration Activities are Inherently Risky

The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into mineral deposits with significant value. Unusual or unexpected ground conditions, geological formation pressures, fires, power outages, labour disruptions, flooding, earthquakes, explorations, cave-ins, landslides and the inability to obtain suitable machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs. Substantial expenditures are required to establish mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. No assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis. The economics of developing copper, gold and other mineral properties is affected by many factors including the cost of operations, variations in the grade of ore mined, fluctuations in metal markets, costs of processing equipment and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection. The remoteness and restrictions on access of certain of the properties in which the Corporation has an interest could have an adverse effect on profitability in that infrastructure costs would be higher.

Projects, such as the Casino Project, rely on the accuracy of predicted factors, including capital and operating costs, metallurgical recoveries, mineral reserve estimates and future metal prices. After mineralization is discovered, it takes years and significant investment to move to production. Projects are also subject to numerous variables that can affect their timing and cost, such as the accuracy of feasibility studies and cost estimates, the acquisition of surface or land rights, inflation, supply chain issues, and the issuance of necessary governmental permits and approvals. Unforeseen circumstances, including those related to the amount and nature of the mineralization at the site, technological impediments to extraction and processing, legal requirements, governmental intervention, tax and royalty rates, infrastructure limitations, environmental issues, disputes with local communities or other events, could result in the Casino Project becoming unfeasible or uneconomic. Additionally, failure to secure adequate financing on a timely basis may cause the Corporation to postpone, abandon, reduce or terminate the Casino Project and could have a material adverse effect on the Corporation’s business, results of operations, financial condition and price of the Common Shares.

In addition, previous mining operations may have caused environmental damage at certain of the Corporation’s properties. It may be difficult or impossible to assess the extent to which such damage was caused by the Corporation or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective.

Dependence on Single Project

The Casino Project is currently the Corporation’s sole project and therefore, any adverse development with respect to the Casino Project will have a material adverse effect on the Corporation.

Possible Failure to Obtain Applicable Licenses and Permits

The Corporation’s activities are and will be subject to obtaining and maintaining licenses, permits and approvals to conduct mining operations on its properties. The Corporation’s continued exploration and development activities are dependent on maintaining, complying with and renewing required permits and licenses in addition to obtaining additional permits and licenses required for future activities.

The Corporation may be unable to obtain, on a timely basis, or maintain in the future, all necessary permits, licenses or approvals required to maintain its activities on its projects, including the Casino Project. The Corporation must engage in processes including those related to environmental assessment, water licensing, and other permitting in order to obtain or renew necessary permits, licenses or approvals required to maintain its activities on its projects, including the Casino Project, and these processes may be delayed, stalled, or result in negative outcomes. Delays may occur in connection with obtaining necessary renewals of its existing permits or licenses or additional permits or licenses for future operations or activities. It is possible that previously issued permits or licenses may be suspended, revoked or lapse for a variety of reasons, including through government or court action. If the Corporation is unable to maintain or renew its current permits or licenses or obtain additional permits or licenses required for future operations, this may have an adverse effect on the Corporation’s operations and the value of the Common Shares.

Specifically, the Corporation recently submitted the ESE Statement to YESAB and is awaiting comments. There is no assurance as to the nature of comments which may be raised by YESAB and whether the Corporation will be able to respond to them in a manner that will satisfy them to allow moving forward with permitting. A negative response from YESAB, or the failure to respond to YESAB appropriately and in a timely manner may cause the Corporation to postpone, abandon, reduce or terminate the Casino Project and could have a material adverse effect on the Corporation’s business, results of operations, financial condition and price of the Common Shares.

Environmental Laws and Regulations that may Increase Costs and Restrict Operations

All of the Corporation’s exploration and potential development and production activities are subject to regulation by Canadian governmental agencies and territorial agencies under various environmental laws. To the extent that the Corporation conducts exploration activities or new mining activities in other countries, it will also be subject to the laws and regulations of those jurisdictions, including environmental laws and regulations.

Environmental laws generally provide for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in imposition of stop work orders, fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving to stricter standards, and enforcement, fines and penalties for noncompliance are more stringent. The results of environmental assessments of proposed projects could include conditions that carry a heightened degree of responsibility for companies and directors, officers, and employees. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of operations. Environmental hazards may exist on the properties in which the Corporation holds its interests or on properties that will be acquired which are unknown to the Corporation at present and which have been caused by previous or existing owners or operators of those properties.

The Corporation’s current or future activities, including exploration and development activities and operations of the Corporation require licenses, permits or other approvals from various governmental authorities and activities are and will be governed by laws and regulations governing exploration, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, safety, mine permitting and other matters. Companies engaged in exploration and development activities generally experience increased costs and delays as a result of the need to comply with applicable laws, regulations and permits. There can be no assurance that all permits that the Corporation may require for exploration and development will be obtainable on reasonable terms or on a timely basis, or that such laws and regulations would not have an adverse effect on any project that the Corporation may undertake. However, there may be unforeseen environmental liabilities resulting from exploration, development and/or mining activities and these may be costly to remedy.

The Corporation does not maintain insurance against all environmental risks. As a result, any claims against the Corporation may result in liabilities that could have a significant adverse effect on the operations and financial condition of the Corporation.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in exploration and development operations may be required to compensate those suffering loss or damage by reason of the exploration and development activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

Amendments to current laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation thereof, could have a material adverse impact on the Corporation and cause increases in expenditures and costs or require abandonment or delays in developing new mining properties.

The Corporation cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially or adversely affect its financial condition. There is no assurance that future changes to environmental regulation, if any, will not adversely affect the Corporation.

Rights of Indigenous Peoples

Effectively advancing exploration and mining operations within and outside of Canada is often dependent on addressing risk associated with the rights and interests of Indigenous peoples, and the Corporation is committed to working collaboratively with Indigenous peoples in respect of its projects, including for the purposes of effectively identifying and managing risk. However, the Corporation does not control many of the factors that give rise to risk, including government conduct, internal pressures and ambitions within Indigenous communities, as well as changing political and legal frameworks for addressing the rights and interests of Indigenous peoples and engaging with Indigenous peoples. In this context, no assurances can be given that material adverse consequences will not arise, including but not limited to: delays in receiving governmental approvals or rejections thereof, the imposition of onerous conditions, blockades or occupation of properties, legal challenges to the granting of governmental approvals, claims in tort alleging harm to rights, or the loss of the Corporation’s rights to lands and minerals, including in the context of a finding of Aboriginal title.

Evolving expectations related to human rights, Indigenous rights and environmental protection may result in opposition to the development of the Corporation’s properties and may have a negative impact on the Corporation’s reputation and operations.

Exploration and Development in the Yukon

The Corporation’s properties are located within areas subject to First Nation treaty rights and asserted Aboriginal rights and title. The legal requirements associated with Aboriginal and treaty rights in Canada, including Aboriginal title and land claims, are complex and constantly evolving. The decision of the Supreme Court of Canada in Tsilhqot’in Nation v. British Columbia (2014 SCC 44) found that an extensive area within North-Central British Columbia had been established as Aboriginal title. In 2025, the Supreme Court of British Columbia found that hundreds of acres in southern Richmond, British Columbia had been established to be Aboriginal title lands, and that the Land Title Act’s provision enshrining the indefeasibility of title did not apply to protect private interests from findings of Aboriginal title (the decision has been appealed).

The federal government has also taken steps to incorporate the United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”) within the positive law of Canada through the United Nations Declaration on the Rights of Indigenous Peoples Act. A ruling by the Federal Court, now under appeal, in Kebaowek First Nation v. Canadian Nuclear Laboratories (2025 FC 319) concluded that the adoption of UNDRIP had altered existing legal principles, including by imposing a requirement to seek Indigenous consent in the context of nuclear waste storage within an Indigenous peoples’ traditional territory.

Developing and maintaining strong relationships with First Nations is a matter of paramount importance to the Corporation. However, there can be no assurance that Aboriginal and treaty rights claims and related consultation issues, including outstanding claims for Aboriginal title and other land claims, will not arise on or impact the Corporation’s mineral properties or the ability of the Corporation to operate within its properties. These legal requirements and the risk of Indigenous peoples’ opposition may increase the operating costs and affect the Corporation’s ability to carry on its business.

LEGAL MATTERS

Certain legal matters related to the Offered Shares offered pursuant to this short form prospectus will be passed upon on behalf of the Corporation by Cassels Brock & Blackwell LLP with respect to Canadian legal matters and by Dorsey & Whitney LLP with respect to United States legal matters, and on behalf of the Underwriters by Miller Thomson LLP with respect to Canadian legal matters and Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain United States legal matters. At the date of this short form prospectus, the designated professionals of Cassels Brock & Blackwell LLP as a group beneficially own less than 1% or none of the Corporation’s outstanding securities. At the date of this short form prospectus, the designated professionals of Miller Thomson LLP as a group beneficially own less than 1% or none of the Corporation’s outstanding securities.

INTEREST OF EXPERTS

The information of a scientific or technical nature regarding the Casino Project included or incorporated by reference into this short form prospectus is based on the Technical Report prepared by Daniel Roth, PE, P.Eng., Michael Hester, F Aus IMM, John M. Marek, P.E., Laurie M. Tahija, MMSA-QP, Carl Schulze, P.Geo., Daniel Friedman, P.Eng., Patrick W. Dugan, P.E., and Scott Weston, P. Geo.; each of whom is a qualified person pursuant to NI 43-101.

To the best of the Corporation’s knowledge, none of the above persons, held at the time of preparing the report, received after preparing the report, or will receive any registered or beneficial interests, direct or indirect, in any securities or other property of the Corporation or of one of the Corporation’s associates or affiliates in connection with the preparation or certification of the report prepared by such person. Other than as disclosed below, none of the above persons is or is expected to be elected, appointed or employed as a director, officer or employee of the Corporation or any associate or affiliate of the Corporation.

The independent registered public accounting firm of the Corporation is PricewaterhouseCoopers LLP, Chartered Professional Accountants, who have prepared a report of independent registered public accounting firm dated March 19, 2025 in respect of the Corporation’s consolidated financial statements as at December 31, 2024 and 2023 and for the years then ended. PricewaterhouseCoopers LLP has advised that they are independent of the Corporation in accordance with the CPABC Code of Professional Conduct and the rules of the SEC and the Public Company Accounting Oversight Board on auditor independence.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Corporation is a corporation existing under the Business Corporations Act (British Columbia). Most of the Corporation’s directors and officers, and most of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Corporation’s assets, are located outside the United States.

The Corporation has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that, subject to certain limitations, a judgment of a United States court predicated solely upon civil liability under United States federal securities laws may be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws or any such state securities or “blue sky” laws.

The Corporation has filed with the SEC, concurrently with the U.S. Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation has appointed Puglisi & Associates as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court, arising out of or related to or concerning the offering of the securities under this short form prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Corporation has filed with the SEC the U.S. Registration Statement relating to the Offered Shares. This short form prospectus, which constitutes a part of the U.S. Registration Statement, does not contain all of the information contained in the U.S. Registration Statement, certain items of which are contained in the exhibits to the U.S. Registration Statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this short form prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits to the U.S. Registration Statement for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. You should refer to the U.S. Registration Statement and the exhibits thereto for further information with respect to the Corporation and its securities.

The Corporation is subject to the information requirements of the Exchange Act, and applicable Canadian securities legislation and, in accordance therewith, files reports and other information with the SEC and with the securities regulators in Canada. Under the MJDS, documents and other information that the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer within the meaning of rules under the Exchange Act, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Corporation’s officers, directors and principal shareholders are currently exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Corporation is not required to file financial statements as promptly as United States companies.

You may read and download any document that the Corporation has filed with the SEC on the SEC’s Electronic Data Gathering, Analysis and Retrieval system at www.sec.gov. You may read and download any public document that the Corporation has filed with the Canadian securities regulatory authorities under the Corporation’s profile on the SEDAR+ website at www.sedarplus.ca.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Western Copper and Gold Corporation (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act, do one or both of the following:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, except in the definition of “eligible proceeding” and except in Sections 163 (1) (c) and (d) and 165 of the Act, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“associated corporation” means a corporation or entity referred to in paragraph b) or c) of the definition of “eligible party”;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or an associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act in respect of the proceeding.

Under Section 164 of the Act, despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify our directors and officers, former directors and officers or alternate directors and their respective heirs and personal or other legal representatives to the greatest extent permitted by the Act. Each director and officer is deemed to have contracted with our company on the terms of the indemnity contained in Part 21 of our articles.

Under our articles, and subject to any restrictions under the Act and our articles, we may indemnify any person (including an eligible party). We have entered into indemnity agreements with our directors and officers.

Pursuant to our articles, the failure of a director, alternate director or officer of our company to comply with the Act or our articles does not invalidate any indemnity to which he or she is entitled under Part 21 of our articles.

Under our articles, we may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

a)	is or was a director, alternate director, officer, employee or agent of our company;

b)	is or was a director, alternate director, officer, employee or agent of another corporation at a time when such corporation is or was an affiliate of our company,

c)	at our request, is or was a director, alternate director, officer, employee or agent of a corporation or a partnership, trust, joint venture or other unincorporated entity, or

d)	at our request, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

3.1	Underwriting Agreement (incorporated by reference to Exhibit 99.1 to the registrant’s Report on Form 6-K containing such document, filed with the Commission on February 13, 2026) (File No. 001-35075).

4.1	Annual Information Form for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.1 to the registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024, filed with the Commission on March 20, 2025) (File No. 001-35075).

4.2	Audited Consolidated Financial Statements as at and for the years ended December 31, 2024 and 2023, together with the notes thereto and the auditor’s report thereon (incorporated by reference to Exhibit 99.3 to the registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024, filed with the Commission on March 20, 2025) (File No. 001-35075).

4.3	Management’s Discussion and Analysis for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.2 to the registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2024, filed with the Commission on March 20, 2025) (File No. 001-35075).

4.4	Management Information Circular, dated April 25, 2025, prepared in connection with the annual general meeting of shareholders held on June 12, 2025 (incorporated by reference to Exhibit 99.3 to the registrant’s Report on Form 6-K containing such document filed with the Commission on May 5, 2025) (File No. 001-35075).

4.5	Unaudited Condensed Interim Consolidated Financial Statements of the Corporation for the three and nine months ended September 30, 2025, and the notes thereto (incorporated by reference to Exhibit 99.1 to the registrant’s Report on Form 6-K filed with the Commission on November 7, 2025) (File No. 001-35075).

4.6	Management’s Discussion and Analysis for the three and nine months ended September 30, 2025 (incorporated by reference to Exhibit 99.2 to the registrant’s Report on Form 6-K filed with the Commission on November 7, 2025) (File No. 001-35075).

4.7*	Material Change Report, dated April 16, 2025.

4.8*	Material Change Report, dated June 16, 2025.

4.9*	Template version of the amended term sheet for the Offering dated February 12, 2026.

4.10*	Template version of the term sheet for the Offering dated February 11, 2026.

4.11	Material Change Report, dated February 13, 2026 (incorporated by reference to Exhibit 99.2 to the registrant’s Report on Form 6-K containing such document, filed with the Commission on February 13, 2026) (File No. 001-35075).

5.1	Consent of PricewaterhouseCoopers LLP

5.2*	Consent of Daniel Roth, P.E., P.Eng.

5.3*	Consent of Michael G. Hester, FAus IMM

5.4*	Consent of John M. Marek, P.E.

5.5*	Consent of Laurie M. Tahija, MMSA-QP

5.6*	Consent of Carl Schulze, P.Geo.

5.7*	Consent of Daniel Friedman, P.Eng.

5.8*	Consent of Patrick W. Dugan, P.E.

5.9*	Consent of Scott Weston, P.Geo.

6.1*	Powers of Attorney.

107*	Filing Fee Calculation Table.

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

Western Copper and Gold Corporation undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Western Copper and Gold Corporation has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of Western Copper and Gold Corporation shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Western Copper and Gold Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on February 20, 2026.

WESTERN COPPER AND GOLD CORPORATION

By:	/s/ Michael Psihogios
	Name:	Michael Psihogios
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on February 20, 2026.

Signature	Title

/s/ Sandeep Singh Sandeep Singh	President & Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael Psihogios Michael Psihogios	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Signature	Title

* Raymond Threlkeld	Chairman of the Board of Directors

* Robert J. Chausse	Director

* Pamela O’Hara	Director

* Mark E. Smith	Director

* Michael Vitton	Director

* Klaus Zeitler	Director

*By	/s/ Michael Psihogios
Michael Psihogios
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Western Copper and Gold Corporation in the United States, on February 20, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director